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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Genzyme Transgenics Corporation on Form S-8, relating to 500,000 shares of the Company's common stock issuable under its 1993 Equity Incentive Plan, of our report dated February 25, 1998, except as to the information presented in Note 13, for which the date is March 20, 1998, on our audits of the consolidated financial statements of Genzyme Transgenics Corporation as of December 28, 1997 and December 29, 1996 and for each of the three fiscal years in the period ended December 28, 1997, which report is included in the 1997 Annual Report on Form 10-K of Genzyme Transgenics Corporation.




Coopers & Lybrand L.L.P.
Boston, Massachusetts
June 11, 1998